Exhibit 5.1

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
www.dlapiper.com

T 858.677.1400
F 858.677.1401
September 19, 2008
Halozyme Therapeutics, Inc.
11388 Sorrento Valley Road
San Diego, California 92121
Ladies and Gentlemen:
We have acted as counsel to Halozyme Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof of a Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed on November 12, 2004 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of a total of 6,032,422 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for resale by the stockholders identified in the Registration Statement, (i) 4,001,850 of which are issued and outstanding and (ii) up to 2,030,572 of which are issuable by the Company upon the exercise of outstanding warrants (the “Warrant Shares”).
We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation law of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.
Based on such examination, we are of the opinion that the Shares (excluding the Warrant Shares) have been duly authorized and validly issued, and are fully paid and nonassessable and, if, as and when the Warrant Shares are issued and delivered by the Company pursuant to the terms of each warrant, including, without limitation, payment in full of the applicable consideration, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is given to you solely for use in connection with the registration for resale of the Shares in accordance with the prospectus included in the Registration Statement and is not to be relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.
Very truly yours,
/s/ DLA PIPER LLP (US)
DLA Piper LLP (US)